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                                                                    Exhibit 3(b)


                                     BYLAWS

                                       of

                           H. L. FUNDING COMPANY, INC.




                        Incorporated in Connecticut, 1993

                                   Amended on



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                                    ARTICLE I

                                      Name

              The Company shall be named H.L. Funding Company, Inc.

                                   ARTICLE II

                     Stockholders and Stockholders' Meetings

     Section 1. Annual Meeting. The annual meeting of the stockholders of the Company shall be held at such location, on such day and at such hour as the Board of Directors may appoint for the election of Directors and such other business as may properly come before said meeting.

     Section 2. Special Meetings. Special meetings of the stockholders may be called at any time by the Chairman of the Board of Directors or the President, or in the absence of both, by any Vice President and shall be so called upon the written request of a majority of the Directors.

     Section 3. Notice. Written notice of every meeting of the stockholders and of the time and place thereof shall be given by an Executive Officer of the Company at least ten days prior to the time appointed for such meeting, which notice shall also state in general terms the purpose or purposes for which the meeting is called. Said requirements of notice shall be deemed to have been waived by attendance at such meeting without protesting the lack of proper notice.

     Section 4. Quorum. Holders of the majority of the voting power of shares entitled to vote at any meeting of stockholders shall constitute a quorum for such meeting.

     Section 5. Vote. Each stockholder entitled to vote shall be entitled to the number of votes equal to the number of shares of the stock of the Company it holds.

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     Section 8.  Other Committees.  The Board of Directors may, by affirmative vote of the majority of the whole Board, appoint such other committees from its own members as it may deem advisable and delegate to such committees such of the powers of the Board of Directors as it may deem judicious.

     Section 9. Minutes of Committee Proceedings. Minutes of the proceedings of any committee shall be kept in a book provided for that purpose which shall be open for inspection by any Director during regular business hours. The proceedings of any committee shall be read at the next meeting of the Board of Directors. In the absence or disqualification of a member of any committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

     Section 10. Unanimous Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

     Section 11. Dividends. The Board of Directors may declare such dividends to the stockholders out of the Company's earnings and surplus as it may deem expedient.

     Section 12. Indemnification. Each Director, Officer or employee of the Company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the Company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director, Officer or employee of the Company, or of any other company which he was serving as a Director or Officer at the request of the Company, except in relation to matters as to which such Director, Officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, Officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, by-law, agreement, vote of stockholders or otherwise.